UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

May 4, 2016
Date of Report (Date of earliest event reported)

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CAPITAL ONE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	1-13300	54-1719854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1680 Capital One Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

On May 4, 2016, the Board of Directors of Capital One Financial Corporation (the "Company") declared a quarterly common stock dividend of $0.40 per share. The dividend is payable on May 26, 2016 to stockholders of record at the close of the business on May 16, 2016.
The Board of Directors also approved quarterly dividends on the Company's 6.00% fixed-rate non-cumulative perpetual preferred stock, Series B, the Company's 6.25% fixed-rate non-cumulative perpetual preferred stock, Series C, the Company's 6.70% fixed-rate non-cumulative perpetual preferred stock, Series D, and the Company's 6.20% fixed-rate non-cumulative perpetual preferred stock, Series F, as well as semi-annual dividends on the Company's fixed-to-floating rate non-cumulative perpetual preferred stock, Series E. These dividends are payable on June 1, 2016 to stockholders of record at the close of business on May 17, 2016.
Based on these declarations, the Company will pay approximately $206 million in common equity dividends and approximately $64.8 million in total preferred dividends in the second quarter of 2016. Under the terms of the Company's outstanding preferred stock, the Company's ability to pay dividends on, make distributions with respect to, or to repurchase, redeem or acquire its common stock or any preferred stock ranking on parity with or junior to the preferred stock, is subject to restrictions in the event that the Company does not declare and either pay or set aside a sum sufficient for payment of dividends on the preferred stock for the immediately preceding dividend period.
Note: Information in this report furnished pursuant to Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION
Dated: May 5, 2016	By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr.
General Counsel and Corporate Secretary

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